UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   SCARCELLA, JOHN
   411 WAVERLEY OAKS ROAD
   WALTHAM, MA  02154
   USA
2. Issuer Name and Ticker or Trading Symbol
   KURZWEIL APPLIED INTELLIGENCE, INC.
   KURZ
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   July 1996
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   VICE PRESIDENT SALES
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
EMPLOYEE STOCK OPTION |4.125   |7/31/|H*  |V|3,520      |D  |(1)  |12/18|COMMON STOCK|3,520  |       |-0-         |   |            |
                      |        |96   |    | |           |   |     |/02  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                   "  |2.437   |"    |A   |V|3,520      |A  |(2)  |"    |"           |3,520  |       |3,520       |D  |            |
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                   "  |5.125   |"    |H*  |V|6,000      |D  |(3)  |4/18/|"           |6,000  |       |-0-         |   |            |
                      |        |     |    | |           |   |     |05   |            |       |       |            |   |            |
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                   "  |2.437   |"    |A   |V|4,500      |A  |(4)  |"    |"           |4,500  |       |4,500       |D  |            |
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                   "  |2.437   |"    |A   |V|1,500      |A  |(2)  |"    |"           |1,500  |       |1,500       |D  |            |
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                   "  |4.125   |"    |H*  |V|25,000     |D  |(5)  |9/07/|"           |25,000 |       |-0-         |   |            |
                      |        |     |    | |           |   |     |05   |            |       |       |            |   |            |
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                   "  |2.437   |"    |A   |V|25,000     |A  |(5)  |"    |"           |25,000 |       |25,000      |D  |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
* Cancellation of option in connection with the grant of replacement option(s), exempt under Rule 16b-3.
(1) Exercisable in 20 equal quarterly installments commencing
12/31/92.
(2) Exercisable in two equal installments on 7/31/97 and 7/31/98.
(3) Exercisable in 20 equal quarterly installments commencing
7/31/95.
(4) Exercisable in 15 equal quarterly installments commencing
10/31/96.
(5) Exercisable in 16 equal quarterly installments commencing
10/31/96.